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                                                                  EXHIBIT 5.1



                                 April 8, 1999


QuadraMed Corporation
1003 West Cutting Boulevard
Richmond, California  94804

Re:  Registration Statement for Offering of an Aggregate of
     1,728,198 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 1,230,698 shares of the Company's common stock (the "Common Stock") for issuance under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), (ii) 77,500 shares of the Common Stock for issuance under the IMN LLC 1995 Class C Unit Option Plan, as such Plan has been assumed by the Company (the "Assumed IMN Option Plan") and (iii) 420,000 shares of the Common Stock under the special option grants made pursuant to written compensation agreements with Messrs. Hurd, Mehta, Patel, DeVitt and Ahearn and with Ms. Pappas (the "Individual Options").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1996 Plan, the assumption of the Assumed IMN Option Plan and the implementation of the Individual Options. Based on such review, we are of the opinion that, if, as and when the shares of the Common Stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 1996 Plan, the Assumed IMN Option Plan and the Individual Options, and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 1996 Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1996 Plan, the Assumed IMN Option Plan, the Individual Options or the shares of the Common Stock issuable under such plans or options.

                                     Very truly yours,


                                     /s/ Brobeck, Phleger & Harrison LLP
                                     -----------------------------------
                                     BROBECK, PHLEGER & HARRISON LLP